Exhibit 97.1

Policy Name: Compensation Recovery Policy
This Policy Applies To: Each of Spire’s current and former executive officers who is or was an “officer” of Spire within the meaning of Rule 16a-1(f) of the Exchange Act
Owner (Stakeholder(s)): COR
Policy Number: CORPOL003	Effective Date: August 2, 2023	Version: 1.0

Purpose

To standardize requirements for the recovery of any incentive-based compensation erroneously awarded to executive officers due to material financial statement misstatements.

Definitions

Term	Definition
“Accounting Restatement”

An accounting restatement due to the material noncompliance of Spire with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Covered Executive”	Each of Spire’s current and former executive officers who is or was an “officer” of Spire within the meaning of Rule 16a-1(f) of the Exchange Act.
The “Committee”	The Compensation Committee of Spire’s Board of Directors.
“Erroneously Awarded Compensation”

With respect to each Covered Executive in connection with an Accounting Restatement, the excess of the amount of Incentive-Based Compensation received by the Covered Executive during the Lookback Period over the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (a) the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (b) Spire shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.

“Financial Reporting Measures”

Any measures that are determined and presented in accordance with the accounting principles used in preparing Spire’s financial statements, and any measures derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive-Based Compensation”	Any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
“Lookback Period”	The three completed fiscal years immediately preceding the Required Restatement Date and any transition period (that results from a change in Spire’s

Policy Name: Compensation Recovery Policy
Policy Number: CORPPOL003	Effective Date: August 2, 2023	Version: 1.0

fiscal year) of less than nine months within or immediately following those three completed fiscal years.
“Recoupment Event”	An event that occurs when Spire is required to prepare an Accounting Restatement.
“Required Restatement Date”

The earlier to occur of: (a) the date Spire’s Board of Directors, a committee of the Board, or the officer(s) of Spire authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Spire is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs Spire to prepare an Accounting Restatement.

“Section 409A”	Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.

Policy Statement / Requirements

The Board of Directors (the “Board”) of Spire Global, Inc. (“Spire” or the “Organization”) has adopted this Compensation Recovery Policy (this “Policy”) pursuant to Rule 10D-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities and Exchange Commission (“SEC”) regulations promulgated thereunder, and applicable New York Stock Exchange (“NYSE”) listing standards. Subject to and in accordance with the terms of this Policy, upon a Recoupment Event, each Covered Executive shall return to Spire, reasonably promptly, the amount of Erroneously Awarded Compensation that was received by such Covered Executive during the Lookback Period.

Amount Subject to Recovery

The Incentive-Based Compensation that is subject to recovery under this Policy includes such compensation that is received by a Covered Executive (i) on or after October 2, 2023 (even if such Incentive-Based Compensation was approved, awarded or granted prior to that date), (ii) after the individual began service as a Covered Executive, (iii) if the individual served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation, and (iv) while Spire has a class of securities listed on a national securities exchange or national securities association.

The amount of Incentive-Based Compensation subject to recovery from a Covered Executive upon a Recoupment Event is the Erroneously Awarded Compensation, which amount shall be determined by the Committee in accordance with this Policy.

For purposes of this Policy, Incentive-Based Compensation is deemed “received” in Spire’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Policy Name: Compensation Recovery Policy
Policy Number: CORPPOL003	Effective Date: August 2, 2023	Version: 1.0

Recovery of Erroneously Awarded Compensation

Promptly following a Recoupment Event, the Committee will determine the amount of Erroneously Awarded Compensation for each Covered Executive, and Spire will provide each such Covered Executive with a written notice of such amount and a demand for repayment or return. Upon receipt of such notice, each affected Covered Executive shall promptly repay or return such Erroneously Awarded Compensation to Spire.

If such repayment or return is not made within a reasonable time, Spire shall recover Erroneously Awarded Compensation in a reasonable and prompt manner using any lawful method determined by the Committee; provided that recovery of any Erroneously Awarded Compensation shall be made in compliance with Section 409A. The applicable Covered Executive shall reimburse Spire for any and all expenses (including legal fees) reasonably incurred by Spire in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

Limited Exceptions

Erroneously Awarded Compensation will be recovered in accordance with this Policy unless the Committee determines that recovery would be impracticable and one of the following conditions is met:

•
the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided Spire has first made a reasonable effort to recover the Erroneously Awarded Compensation; or
•
the recovery would likely cause a U.S. tax-qualified retirement plan to fail to meet the requirements of Internal Revenue Code Sections 401(a)(13) and 411(a) and the regulations thereunder.

Reliance on any of the above exemptions will further comply with applicable listing standards, including without limitation, documenting the reason for the impracticability and providing required documentation to NYSE.

No Insurance or Indemnification

Neither Spire nor any of its affiliates or subsidiaries may indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation (or related expenses incurred by the Covered Executive) pursuant to a recovery of Erroneously Awarded Compensation under this Policy, nor will Spire nor any of its affiliates or subsidiaries pay or reimburse a Covered Executive for any insurance premiums on any insurance policy obtained by the Covered Executive to protect against the forfeiture or recovery of any compensation pursuant to this Policy.

Policy Name: Compensation Recovery Policy
Policy Number: CORPPOL003	Effective Date: August 2, 2023	Version: 1.0

Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be applied and interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable regulations, rules or standards adopted by SEC or the rules of any national securities exchange or national securities association on which Spire’s securities are listed. In the event that this Policy does not meet the requirements of Rule 10D-1, the SEC regulations promulgated thereunder, or the rules of any national securities exchange or national securities association on which Spire’s securities are listed, this Policy shall be deemed to be amended to meet such requirements.

Indemnification of Policy Administrators

Any members of the Committee who participate in the administration of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by Spire to the fullest extent permitted under applicable law and Spire governing documents and policies with respect to any such action, determination or interpretation. The foregoing shall not limit any other rights to indemnification of the members of the Committee under applicable law or Spire governing documents and policies.

Amendment; Termination

The Board or the Committee may amend this Policy in its discretion and shall amend this Policy as it deems necessary to comply with the regulations adopted by the SEC under Rule 10D-1 and the rules of any national securities exchange or national securities association on which Spire’s securities are listed. The Board or the Committee may terminate this Policy at any time. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if that amendment or termination would cause Spire to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which Spire’s securities are listed.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. Any Incentive-Based Compensation provided for in an employment agreement, incentive compensation plan, policy, program or agreement, equity award, or similar plan, program or agreement shall, as a condition to the grant of any benefit thereunder, be subject to the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Spire pursuant to the terms of any similar provision in any employment agreement, incentive compensation plan policy, program or agreement, equity award, or similar plan, program or agreement and any other legal remedies available to Spire. This Policy is in addition to any other clawback or compensation recovery, recoupment or forfeiture policy in effect or that may be adopted by Spire from

Policy Name: Compensation Recovery Policy
Policy Number: CORPPOL003	Effective Date: August 2, 2023	Version: 1.0

time to time, or any laws, rules or listing standards applicable to Spire, including without limitation, Spire’s right to recoup compensation subject to Section 304 of the Sarbanes-Oxley Act of 2002.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Applicable Law

This Policy and all rights and obligations hereunder shall be governed by and construed in accordance with the law of the [State of New York] regardless of the application of rules of conflicts of laws that would apply to the laws of any other jurisdiction.

Administration

This Policy will be administered by the Committee. Any determinations made by the Committee will be final and binding on all affected individuals. Updates to this Policy may be made at Spire’s discretion.

Version	Summary of Changes	Approved By	Approval Date
1.0	Original	Board	08/02/2023

Policy Name: Compensation Recovery Policy
Policy Number: CORPPOL003	Effective Date: August 2, 2023	Version: 1.0

Appendix A
Form of Acknowledgment to Spire Global, Inc.

Compensation Recovery Policy

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Spire Global, Inc. (“Spire”) Required Compensation Recovery Policy (as it may be amended and in effect from time to time, the “Policy”). By signing this Acknowledgement, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with, and provision of services to, Spire.

In the event of any inconsistency between the Policy and the terms of any employment or other agreement to which the undersigned is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.

Further, by signing below, the undersigned acknowledges that Spire will not indemnify the undersigned against the loss of any Erroneously Awarded Compensation (as defined in the Policy) and agrees to abide by the terms of the Policy, including, without limitation, by forfeiting, returning and/or reimbursing any Erroneously Awarded Compensation (as defined in the Policy) to Spire to the extent required by, and in a manner consistent with, the Policy.

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Signature

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Printed Name

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Date